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                                                                 Exhibit 10.23

[MEGABIOS CORP. LOGO]                                   Rodney Pearlman, Ph.D.
                                                   V.P. Research & Development


July 16, 1998                      Revised

H. Denny Liggitt, DVM, Ph.D.
17905 Talbot Rd.
Edmonds, WA 98026

Dear Denny:

This letter is an offer from Megabios Corp. (the "Company") to you for the position of Vice President of Preclinical Development reporting to Rodney Pearlman, Vice President Research & Development. The offer consists of the following. Additional details of the position are outlined in Appendix A, attached to this letter.

1.   Annual salary of $165,000.

2. Incentive stock option grant: 65,000 options, each entitling you to purchase one share of the Company's common stock. The exercise price of this option is set by the Board of Directors based on the price at which equity was most recently sold. The option will vest over a four-year period beginning with the effective date of your employment.

3. Recognizing your desire to remain in the Seattle area, the Company will pay reasonable expenses you incur in travel to the Bay Area, and we will jointly work out a schedule for your visits here. We will help with appropriate housing accommodations in the Bay Area.

4. The Company will provide support toward access to a laboratory in Seattle, at a level to be negotiated. You may also maintain an affiliate (or comparable) appointment at the University of Washington.

5. The Company will provide one headcount to support your laboratory in Seattle.

6. You will be designated an Officer of the Company pending approval by the Board of Directors.

7. You will be enrolled in the Company's corporate health care plan and are entitled to all the corporate benefits for a Vice President level position.

                      863A Mitten Road, Burlingame, CA 94010
                  TEL. (650) 697-1900 x 220; FAX: (650) 652-1980
                               rodney@megabios.com

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8.   You will be able to maintain consulting relationship with John Reddington and Diagxotics.

9. We will help obtain taxation advice and other necessary information to assist you with maintaining a residence in Washington while working in California.

10. The effective date of your employment will by joint agreement. This offer will remain in effect until ____________, 1998. Please acknowledge your acceptance by signing below and returning this letter to Michael Coyne.

11. You acknowledge that your employment relationship with the Company is based on the mutual consent of the employee and the Company. This means that you may resign your employment with the Company at any time. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

12. If the Company terminates your employment without cause during the first three years of your employment it will pay you six months severance pay at a rate consistent with your base salary at the time.

13. You acknowledge that this letter constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to your employment at Megabios Corp. It is entered Into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This offer letter of employment may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company.

Denny, we are very excited about working with you. Should you have any questions about any part of this offer, please do not hesitate to discuss them with me.

Sincerely,                              Accepted:


/s/ Rodney Pearlman                     /s/ D. Liggitt
                                      -----------------------------------------
Rodney Pearlman, Ph.D.                  H. Denny Liggitt, DVM, Ph.D.
V.P. Research & DevelopmentA            7/22/98


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                                      Appendix A

The title of the position is Vice President of Preclinical and it reports to the Vice president of Research and Development. Reporting in to the position will be the Directors/Vice Presidents of the various Therapeutic Areas. Currently these are Directors of Cardiovascular, Oncology and Immunology.

The role of the Vice President of Preclinical will be to establish Preclinical programs suitable for partnering in gene therapy. The candidate will have a solid working knowledge of gene therapy and its applications as well as familiarity with the drug development process.

The position will involve the design and development of preclinical strategies for gene delivery, and the implementation of that strategy, utilizing Megabios' technology and expertise in the relevant therapeutic areas. To be successful, the Vice President will need to establish close interactions with both the Research and Development groups at Megabios. The successful candidate will lead the scientific programs in the defined therapeutic areas with the goal of partnering the programs and ultimately of developing therapeutic entities.

In order to develop successful programs, significant interactions with scientists in academia and industry will be necessary, thus the candidate needs to have a good track record of collaborations and be well regarded amongst the scientific community.

The Vice President will be an officer of the Company, and as such, will be involved in charting the future plans and strategies of the Company.

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